EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and Subsidiaries on Form S-3 (No. 333-220312) and Form S-8 (Nos. 333-87153, 333-88826, 333-89308, 333-123712, 333-172127, 333-197028, 333-226799 and 333-236958) of our report dated October 19, 2020, on our audit of the consolidated financial statements and financial statement schedule as of July 31, 2020 and 2019 and for each of the years in the three-year period ended July 31, 2020, which report is included in this Annual Report on Form 10-K to be filed on or about October 19, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
October 19, 2020